Exhibit 5


January 16, 2001

Internet Capital Group, Inc.
435 Devon Park Drive
Building 600
Wayne, Pennsylvania 19087

Re:      Internet Capital Group, Inc. Executive Deferred Compensation Plan

Gentlemen and Ladies:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $4,500,000 of deferred compensation obligations that represent unsecured obligations of Internet Capital Group, Inc. (the "Registrant") to pay deferred compensation in the future (the "Obligations"). The Obligations are to be offered and sold under the Internet Capital Group, Inc. Executive Deferred Compensation Plan (the "Plan").

We have acted as counsel for the Registrant in connection with the Plan and are familiar with the actions taken by the Registrant related to the Plan. For purposes of this opinion we have examined the Plan and such other documents, records, certificates and other instruments and such matters of law as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

Based on the foregoing, we are of the opinion that, when issued pursuant to the terms of the Plan, the Obligations will be valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms and the terms of the Plan, subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption "Legal Matters." In giving such consent we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ DECHERT